UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 13, 2008

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In February 2008, Polycom, Inc. (“Polycom”), TANDBERG asa (“Tandberg”), Codian Ltd. (“Codian”) and certain of their respective affiliates entered into a settlement agreement to dismiss all litigation between the parties. Under the terms of the agreement, Polycom will receive a lump-sum payment of $14 million on or before February 18, 2008, as well as receive future royalties on the Codian MCU 4200 product shipped in the United States. The parties have also exchanged broad cross-licenses covering their respective business lines.

As part of the settlement, Tandberg and Codian have expressly acknowledged the validity and enforceability of United States Patent Nos. 6,697,476, 6,760,749, 6,633,985, 6,744,460, 6,496,216, and 6,757,005, and Codian has completely withdrawn from participation in any reexamination proceedings relating to the foregoing patents. Polycom has expressly acknowledged the validity and enforceability of United States Patent Nos. 5,262,964 and 6,535,238.

The cases covered by this agreement include the following matters with respect to Polycom, Tandberg, Codian and their respective affiliates: (i) Polycom, Inc. and Polycom Israel, Ltd. v. Codian Ltd. and Codian, Inc., filed in the United States District Court for the Eastern District of Texas and designated as Case No. 2:05-CV-00520-DF; (ii) TANDBERG asa v. Polycom, Inc., filed in the United States District Court for the Eastern District of Virginia and designated as Case No. 3:08-CV-83-REP; and (iii) Codian Ltd. v. Polycom, Inc., filed in the United States District Court for the Western District of Arkansas and designated as Case No. 4:07-CV-04063-JLH.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Date: February 14, 2008

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